PRESS RELEASE	FOR IMMEDIATE RELEASE
HARRIS & HARRIS GROUP, INC. ®	FEBRUARY 25, 2014
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP NOTES METABOLON'S AGREEMENT

WITH THE CARLOS SLIM INSTITUTE, PATIA AND CLINICA RUIZ FOR

QUANTOSE PREDIABETES TEST IN MEXICO

Harris & Harris Group, Inc. (NASDAQ: TINY), an investor in transformative companies enabled by disruptive science, notes the announcement by its portfolio company, Metabolon, Inc., that it has signed several exclusive multi-year, royalty-based research collaboration and licensing agreements with Patia Biopharma, a Mexican biotech company working to make personalized preventive medicine a reality in Mexico and Latin America. The research collaboration provides Metabolon’s Quantose IR™ technology for use in several diabetes prevention studies in Mexico. The license agreement provides exclusive access in Mexico to Metabolon’s prediabetes test technology for assessing insulin resistance in the general population of Mexico through Patia and Clinica Ruiz’s network of laboratories.

Under the terms of the agreements, Patia and its affiliates will use Metabolon’s Quantose IR™ technology in unprecedented large-scale studies in Mexico to test for prediabetes in up to three million overweight or obese adults and secondary school students who are obese and/or have a family history of diabetes. The goal of these studies is to detect prediabetes early and prescribe treatment to prevent progression to Type 2 diabetes. Testing will be carried out over four years, beginning with pilot studies in 2014.

The Metabolon prediabetes test uses a multi-analyte assay that requires only a single fasting blood sample.  All testing will be performed at the laboratories of Clinica Ruiz, an ANAB-accredited laboratory, utilizing its state-of-the-art mass spectrometry analysis technology and a laboratory-developed test derived from Metabolon’s Quantose IR™ technology.

"This relationship, including the data and revenue that accompany it, validates Metabolon's leadership in metabolomics," said Douglas Jamison, CEO of Harris & Harris Group. "Metabolon continues to execute key partnerships that advance its technology platform and lead to exciting diagnostic opportunities in diabetes and cancer."

Metabolon's press release may be viewed at http://www.metabolon.com/news/PressReleases.aspx?year=2014&open=022414#022414_span.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.Facebook.com, and www.metabolon.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.